DGHM All-Cap Value Fund

                       Statement of Assets and Liabilities

                                  May 24, 2007
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Assets:
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Cash                                                                $    255,000
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             Total Assets                                           $    255,000
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Liabilities:                                                        $          -
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Net Assets                                                          $    255,000
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Net Assets Consist of:
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Paid in Capital                                                     $    255,000
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Class A Shares:
Net Asset Value, and Redemption Proceeds Per Share:
$204,000 / 20,400 shares outstanding, $0.001 par value              $      10.00
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Maximum Offering Price (a)                                          $      10.53
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Class C Shares:
Net Asset Value, Offering Price and Redemption Proceeds Per Share:
$51,000 / 5,100 shares outstanding, $0.001 par value                $      10.00
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(a)  There is a  maximum  front end sales  charge  (load)  of 5.00%  imposed  on purchases.

Notes:

     (1) DGHM All-Cap Value Fund, a mutual fund (the "Fund"), is a diversified series of the DGHM Investment Trust (the "Trust"), an open-ended management investment company. The Trust was established as a Delaware statutory trust under an Agreement and Declaration of Trust on July 27, 2006, and is registered under the Investment Company Act of 1940, as amended. The Fund has had no operations since that date other than those relating to organizational matters, including the issuance of 20,400, and 5,100 shares of the Class A Shares, and the Class C Shares, respectively, at $10.00 per share for both classes. Each class of shares has equal rights as to earnings and assets except that each class bears different distribution fees. The Fund's investment advisor has paid all organizational costs.

     (2) As full compensation for the investment advisory services provided to the Fund by Dalton, Greiner, Hartman, Maher & Co., LLC, the Adviser will receive monthly compensation based on the Fund's average daily net assets at an annual rate of 0.75% of the Fund's average net assets. The Adviser and the Trust, on behalf of the Fund, have entered into an Expense Limitation Agreement under which the Adviser has agreed to waive or reduce its fees and assume other expenses of the Fund, if necessary, in an amount that limits "Total Annual Fund Operating Expenses" (exclusive of interest, taxes, brokerage fees and commissions, Acquired Fund fees and expenses, extraordinary expenses, and payments if any, under Rule 12b-1 Plan) to no more than 1.50% of the average daily net assets of the Fund for the fiscal year ending February 29, 2008.

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                             DGHM All-Cap Value Fund


Notes: (continued)

     (3) The Fund has adopted a Distribution Plan in accordance with Rule 12b-1 under the 1940 Act (the "Distribution Plan"). The Fund may annually pay the Distributor up to 0.25% of the average daily net assets attributable to the Class A Shares, and 1.00% of the average daily net assets attributable to the Class C Shares. The 0.25% fee for the Class A Shares are service fees. The 1.00% fee for the Class C Shares is comprised of a 0.25% service fee and a 0.75% distribution fee.


     (4) The Trust has entered into a Fund Accounting and Administration Agreement with The Nottingham Management Company d/b/a The Nottingham Company ("Administrator"), 116 South Franklin Street, Post Office Box 69, Rocky Mount, North Carolina 27802-0069, pursuant to which the Administrator receives an administration fee at the following annual rates: on the first $50 million of the Fund's net assets, 0.175%; on the next $50 million, 0.150%; on the next $50 million, 0.125%; on the next $50 million, 0.10%; on all assets over $200 million, 0.075%; with a minimum administration fee of $2,000 per month. In addition, the Administrator receives a monthly fund accounting fee of $2,700 for the first class of shares of the Fund and $750 for each additional class of shares of the Fund and an asset based fee of 1 basis point for accounting and recordkeeping services for the Fund. The Administrator also charges the Fund for certain costs involved with the daily valuation of investment securities and will be reimbursed

          No provision for income taxes is included, as the Fund intends to distribute to shareholders all taxable investment income and realized gains and otherwise comply with Subchapter M of the Internal Revenue Code applicable to regulated investment companies.


     (5)  Certain  Officers and Trustees of the Trust are Officers and Directors
          or  Trustees  of  the  Fund's   investment   advisor  and  the  Fund's
          administrator.